CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SCRV MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

05/16/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SCRV Series (the “VV-SCRV Series”) and the creation of the VV-SCRV Interests (the “VV-SCRV Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SCRV Series and the creation of the VV-SCRV Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SCRV Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SCRV Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SCRV Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SCRV Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SCRV Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SCRV Interests

AUTHORIZED SHARES:	Minimum: 1,310 / Maximum: 1,441 Interests

SERIES ASSETS:
	Screaming Eagle ‘17, ‘18, ‘19 Collection
	Wine	Vintage	Bottles
	Screaming Eagle (OWC)	2019	15
	Screaming Eagle (OWC)	2018	12
	Screaming Eagle (OWC)	2017	1
	Screaming Eagle The Flight (OWC)	2018	3

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SCRV to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member